UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2008

AEROSONIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11750	74-1668471
State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 North Hercules Avenue

Clearwater, Florida 33765

(Address of principal executive offices and Zip Code)

(727) 461-3000

(Registrant’s telephone number, including Area Code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 27, 2008, Carmelo Russo, the Executive Vice President of Operations of Aerosonic Corporation (the “Company”), retired from the Company.

In connection with Mr. Russo’s departure, the Company entered into a Severance Agreement and General Release with Mr. Russo on June 19, 2008 (the “Agreement”). Pursuant to the terms, provisions and conditions of the Agreement, Mr. Russo’s employment with the Company ended on June 27, 2008 (the “Separation Date”) and his compensation will continue at its current rate until November 28, 2009 (the “Severance Pay”). The Company will reimburse Mr. Russo for a portion of his health benefit premium payments, subject to the terms, provisions and conditions of the Agreement. Mr. Russo will be permitted to exercise any stock options that may be vested as of the Separation Date until the twelve (12) month anniversary of the Separation Date. The Company also agreed to vest 2,500 stock options that otherwise would not have vested until April 2009. The Agreement further provides for a release of claims and other terms and conditions customary for agreements of this nature.

Mr. Russo agreed to abide by the non-compete provisions of his current employment agreement. In addition, the Company agreed that in the event of a “Change in Control” as such term is defined in Mr. Russo’s current employment agreement, Mr. Russo shall be entitled to receive an aggregate amount equal to the Severance Pay, either (i) in a lump sum no later than thirty (30) days after the “Change in Control”, or (ii) in equal monthly installments commencing no later than thirty (30) days after the “Change in Control”.

The Agreement, which appears as Exhibit 10.1 to this report, is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors: Appointment of Certain Officers.

The information included in Item 1.01 of this Form 8-K, including the Severance Agreement and General Release attached hereto as Exhibit 10.1, is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Severance Agreement and General Release, dated June 19, 2008, between Aerosonic Corporation and Carmelo Russo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROSONIC CORPORATION

Dated: July 3, 2008	By: /s/ Douglas Hillman
Douglas Hillman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Severance Agreement and General Release, dated June 19, 2008, between Aerosonic Corporation and Carmelo Russo.

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